Exhibit 99.1
Executive Contact:
Richard Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD CORPORATION REPORTS
FIRST QUARTER 2009 RESULTS
     Tempe, Ariz., May 1, 2009/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the three months ended March 31, 2009.
     Net income for the three months ended March 31, 2009 was $25,000, compared to a net loss of $0.1 million for the comparable period in 2008.
     Net sales for the three months ended March 31, 2009 decreased 21.6% to $14.5 million compared to $18.4 million for the same period in 2008. The decrease in net sales was primarily due to lower sales of Rockford’s Lightning Audio branded products, lower OEM sales and royalty revenue, lower sales to international customers, and higher discounts due to end-of-life sales. As a percent of net sales, gross margin for the three months ended March 31, 2009 decreased to 30.6% compared to 34.5% for the same period in 2008. The decrease in gross margin percentage was primarily due to lower royalty revenue and higher discounts as a percent of sales.
     Operating expenses for the three months ended March 31, 2009, decreased 23.7% to $4.8 million compared to the 2008 level of $6.2 million.
     William R Jackson, Rockford’s President, commented, “The car audio market continues to be difficult. Our sales this quarter were impacted by shortfalls in our Lightning Audio mass retail, OEM, and international sales channels. The decline in new car sales continues to impact our OEM customers. They are reporting significantly lower vehicle sales in the first quarter of 2009 compared to 2008. We expect our OEM sales and royalty revenue will remain depressed until our OEM partners begin to increase their own sales. In addition, the global slowdown in consumer spending has hit our aftermarket retailers and distributors.”
     Mr. Jackson continued, “Our specialty retailers in the US reported seeing improved floor traffic during March and the specialty channel showed encouraging performance for the first quarter. Some of this performance may result from the removal of the Circuit City chain from the marketplace, but we also benefited because our inside sales team continues to have a positive impact with our dealers and we began delivering most of our 2009 products in the first quarter. The response to the new products from our dealers and consumers has been very positive.”
     Mr. Jackson noted, “Margins were primarily impacted by two factors, reduced OEM royalty and significant end of life sales. We missed our sales forecast in the 4th quarter of 2008 because of the worldwide economic slowdown. This caused us to have a significant amount of end of life product. We worked hard to sell most of this product during the 1st quarter and do not expect continued end of life sales at this level for the remainder of 2009.”
     Mr. Jackson observed, “The results of our 4th quarter 2008 restructure have been positive. Our SG&A is down and we believe our break even is manageable. Our team continues to work closely with our OEM and retail partners.”
     Mr. Jackson concluded, “We believe the strength of the brand and our great product line will remain attractive to consumers. Considering the challenging circumstances during the last six months, we believe we are beginning to see some signs of encouragement in the market and are working hard to take advantage of the opportunities these signs suggest.”
About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design® and Lightning Audio® brand names.

     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including but not limited to statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Actual results may differ materially from those anticipated in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Our revenues continued to decline in the first quarter of 2009, primarily attributable to continued weakness in the mobile audio aftermarket and in OEM sales. The financial meltdown at the end of 2008 has clearly contributed to an already difficult environment and deepened the current recession. We anticipate this will lead consumers and retailers to become even more conservative in their spending. We are reducing our operating expenses in order to reduce our working capital needs and break-even sales level.
     If sales erode further than we expect, we may not be able to achieve our business objectives and our current financing might not prove adequate to maintain our current business. In this event, we might have to consider changes that might include reductions in employee compensation and benefits, reevaluation of our status as a public company in order to reduce costs, reductions in our working capital needs, changes in our distribution strategies, and potential exit strategies. We also might need to consider additional borrowings or equity financing. There is no assurance that we could implement operational changes or raise adequate new financing in the current economic environment. If we failed to do so, we could suffer setbacks in our competitive position, ability to improve our aftermarket and OEM businesses, and overall financial performance.
     Our business swung to a loss in 2008 (with almost all of the loss in the fourth quarter) and we were able to achieve only a very small profit for the first quarter of 2009. We cannot be certain whether we will be able to sustain this return to profitability. If our current financing proves inadequate we may be forced to seek alternative sources of financing to maintain our business. In the current financial environment we can give no assurance that we will be able to secure such financing on acceptable terms. In the worst case, we may not be able to continue our business as we currently anticipate.

     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 15, 2009. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations (unaudited)
($000s omitted except per share amounts)

	Three Months Ended
	March 31,
	2008	2009
	(unaudited)
Net sales	$18,445	$14,466
Cost of goods sold	12,088	10,042

Gross profit	6,357	4,424

Operating expenses	6,241	4,763

Operating income (loss)	116	(339)

Interest and other expense (income), net	207	(364)

Income (loss) before income taxes	(91)	25
Income tax expense	—	—

Net income (loss)	$(91)	$25

Net income (loss) per common share:
Net income (loss)
Basic	$(0.01)	$0.00

Diluted	$(0.01)	$0.00

Weighted average shares:
Basic	8,883	8,581

Diluted	8,883	8,581

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	December 31,	March 31,
	2008	2009

ASSETS

Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net	12,856	14,958
Inventories	13,043	7,890
Prepaid expenses and other current assets	551	347

Total current assets	26,450	23,195

Property and equipment, net	1,743	1,685
Other assets	332	268

Total assets	$28,525	$25,148

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,980	$3,574
Accrued salaries and incentives	1,367	1,078
Accrued warranty and returns	700	642
Other accrued liabilities	1,838	1,964
Current portion of other long-term liabilities	161	150
Notes payable, net	4,980	2,496
Asset-based credit facility	7,547	7,219

Total current liabilities	20,573	17,123

Notes payable, net	2,593	2,599
Other long-term liabilities	66	75

Total liabilities	23,232	19,797

Shareholders’ equity:
Common stock	94	94
Additional paid-in-capital	38,554	38,587
Retained deficit	(32,044)	(32,019)
Treasury stock	(1,311)	(1,311)

Total shareholders’ equity	5,293	5,351

Total liabilities and shareholders’ equity	$28,525	$25,148

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